Exhibit 10.20

2151 River Plaza Drive, Suite 200

Sacramento, CA 95833

July 7, 2006

HAND-DELIVERED

Peter T. Koulouris

Re:	Notice of Termination of Employment

Dear Peter:

We are in receipt of your resignation letter dated July 7, 2006. The purpose of this letter is to advise you that your termination of employment will be treated by Digital Music Group, Inc. (“DMGI) as a “Without Cause” termination under your Employment Agreement dated September 13, 2005 (the “Employment Agreement”) and under your Restricted Stock Purchase Agreement dated August 26, 2005, and that such termination therefore shall be effective August 6, 2006.

On the effective date of your termination, you will be provided with:

1.	Your final paycheck(s) representing your earned wages through the effective date of termination and any accrued and unused vacation;

2.	A Notice to Employee as to Change in Relationship pursuant to California Unemployment Insurance Code section 1089;

3.	EDD Form DE 2320: California Unemployment Insurance Pamphlet; and

4.	HIPP Notice regarding state assistance with health insurance premiums for certain individuals.

On the effective date of your termination, DMGI requires that you be in full compliance with the termination provisions of the Employment Agreement, and that you deliver to DMGI the signed Termination Certification as required under the Employment Agreement (Exhibit C to the Employment Agreement). If, in DMGI’s opinion, you are not complying with such termination provisions or you do not deliver the required Termination Certificate, DMGI reserves the right to revoke this letter and commence actions to characterize your termination as “For Cause” under the Employment Agreement and under the Restricted Stock Purchase Agreement referred to below.

Pursuant to Section 8.2 of the Employment Agreement, from the effective date of your termination, DMGI will continue to pay your current base salary of $10,000 per month for a period of six (6)

Peter T. Koulouris

July 10, 2006

months (through February 6, 2007), less applicable withholding taxes, payable on DMGI’s normal payroll dates. However, if you secure other employment during that six (6) month period, DMGI will offset, dollar for dollar, your earnings from such employment from any amounts payable under Section 8.2. As such, you will need to notify DMGI immediately should you obtain new employment during the six (6) month period. Also, pursuant to Section 8.2 of the Employment Agreement, DMGI will continue group health, dental, and vision insurance benefits for you and your family, or pay COBRA premiums necessary to continue such coverage, for a period of six (6) months (through February, 2007). In addition, pursuant to Section 8.2(b) of the Employment Agreement, a cash payment (less applicable withholding taxes) of $43,000 will be made to you on January 2, 2007, in satisfaction of your right to receive a pro-rata bonus for 2006 under Section 5.3 of the Employment Agreement.

Pursuant to Sections 4.A. and 4.B. of your Restricted Stock Purchase Agreement with DMGI dated August 26, 2005, the remaining unreleased Restricted Shares under such agreement will be released from the Repurchase Option at the effective date of your termination; upon your written request after such date, DMGI will instruct its Transfer Agent to deliver such shares to you. Likewise, pursuant to Section 4 of your Founder’s Restricted Stock Purchase Agreement with Digital Musicworks International, Inc. dated March 21, 2004, the remaining unreleased Restricted Shares under such agreement will be released from the Repurchase Option at the effective date of your termination; upon your written request after such date, DMGI will instruct its Transfer Agent to deliver such shares to you.

If you have questions regarding the foregoing, please call Clayton Trier at 713-686-4997.

Sincerely,

DIGITAL MUSIC GROUP, INC.

By:	/s/Clayton Trier
Title:	Chairman of the Board of Directors